Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 16, 2004, with respect to the financial statements of Point Lisas Nitrogen Limited for the year ended June 30, 2004, incorporation by reference in Terra Industries Inc.’s Form S-3, for registration of warrants and common shares issuable upon exercise of such warrants, dated contemporaneously herewith.

/s/    Ernst & Young

Port of Spain,

TRINIDAD

March 14, 2005